UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Quality Systems, Inc.

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[Quality Systems, Inc. Letterhead]

August 5, 2008

PROTECT YOUR QUALITY SYSTEMS INVESTMENT BY VOTING THE ENCLOSED WHITE PROXY CARD FOR THE BOARD’S DIRECTOR NOMINEES TODAY!

Dear Fellow Shareholder:

Enclosed please find management’s proxy material for Quality Systems, Inc.’s upcoming annual meeting of shareholders on September 4, 2008. This is a very important meeting and we encourage you to read this material carefully and vote the enclosed WHITE proxy card promptly FOR our director nominees — Patrick Cline, Vincent Love, Russell Pflueger, Steven Plochocki, Sheldon Razin, George Bristol, Philip Kaplan and Robert Smith.

Five of our highly-qualified nominees — Messrs. Cline, Love, Pflueger, Plochocki and Razin — are current directors who have been nominated for reelection. In addition, we have nominated Mr. Kaplan (who joined our Board on June 30, 2008) and two new knowledgeable and experienced candidates —Messrs. Bristol and Smith — each of whom has significant Board and public company experience and is dedicated to enhancing value for our shareholders and upholding the highest standards of corporate governance.

Our management team and incumbent nominees have a proven history of producing outstanding financial performance for Quality Systems’ shareholders, including an increase of approximately 400% in the company’s stock price over the past five years, a strong corporate governance record and the knowledge and experience necessary to continue to grow our company and provide attractive returns to our shareholders.

As you may know, a dissident member of the Board and shareholder in the company, Ahmed Hussein, together with his slate of hand-picked nominees, is attempting to seize control of Quality Systems’ Board of Directors, thereby giving them effective control of your company. If Mr. Hussein and his nominees are successful, we believe very strongly that this dissident slate would destroy shareholder value based on Mr. Hussein’s past behavior and lack of a viable strategy for Quality Systems.

You may receive a proxy statement and a proxy card from Mr. Hussein and his dissident nominees. We urge you to discard any proxy card sent to you by Mr. Hussein.

It is important for you to know that there is a very real and stark difference between Mr. Hussein’s nominees and your Board’s nominees. The Board’s nominees have a proven track record of delivering value to shareholders over the course of economic cycles and a comprehensive plan for improving upon it. In contrast, we strongly believe that Mr. Hussein’s dissident nominees do not.

QUALITY SYSTEMS AND ITS BOARD NOMINEES HAVE A SOUND GROWTH STRATEGY TO EXPAND THE COMPANY’S BUSINESS AND ENHANCE SHAREHOLDER VALUE — AND A TRACK RECORD TO BACK IT UP

Quality Systems is well-positioned to capitalize on the industry’s growth. Quality Systems is in an industry with excellent long-term growth prospects. We believe that the company has been growing at a faster rate than the industry average and has been taking market share from our competitors. How did we achieve this success? Under the careful guidance of our incumbent Board nominees and the current management team. Our company needs to maintain the right leadership in order to take advantage of this momentum and opportunity.

Our incumbent Board nominees have the skills and knowledge required to prosper in this growing industry. As a result of ongoing changes in the rapidly evolving healthcare sector, our customers need increasingly sophisticated tools to help them maximize efficiency, enhance the quality of patient care and safeguard confidential patient information. Our continuing Board nominees and the current management team have the industry and market knowledge that is required to anticipate our customers’ unique needs and provide them with the solutions they demand. As a result, our products and services are second to none, and we have received numerous industry awards and accolades. Our company needs a Board and management team that understand our customers and our markets, and know how to maximize our strengths.

Our continuing Board nominees and management have a strategy to expand the business — and it is working. Our Board nominees and current management team share common goals for our company’s future. Under the leadership of our incumbent Board nominees, Quality Systems will continue developing and enhancing our leading software solutions in our current markets and will seek to expand into new markets where we believe, based on market knowledge, that we can capture meaningful market share. We will continue to make prudent, disciplined investments to improve our products. We will continue to seek new ways to grow our existing customer relationships while pursuing new ones. Organic growth will continue to be our top priority, but we will also continue to pursue opportunistic acquisitions that complement our existing products or expand our customer base.

Our incumbent Board nominees and management team have proven they have the vision and skills to expand this business and position it for continued success. Consider the following facts about Quality Systems:

✓
Strong track record of organic growth and profitability: Over the five fiscal years ended March 31, 2008, Quality Systems’ revenues increased at a compounded average growth rate of 28% and its earnings per share increased at a compounded annual growth rate of 39%. Quality Systems is among the most profitable companies in its market segment with net income margins exceeding 21% in each of the last two fiscal years.

✓
Excellent cash flow generation: Quality Systems continues to generate extremely strong cash flow from its operations, allowing it to invest for future growth and return money to shareholders. The company generated approximately $43.6 million in cash flow from operations in the year ended March 31, 2008, representing a five-year compounded average growth rate of 27%, among the strongest of our peers.

✓
Regular quarterly dividend payments of $0.25/share: As a result of our strong financial performance, we have been able to return a steady dividend to shareowners. Over the five years ended March 31, 2008, we have returned a total of $3.625 per share to investors in dividends.

✓
Stock price outperformance: Our share price increased approximately 386% between June 30, 2003 and June 30, 2008, dramatically outperforming the NASDAQ Composite Index, the NASDAQ Computer and Data Processing Index and the William Blair Healthcare Information Technology Index.

✓
Exemplary Corporate Governance Record: Our Board is committed to strong governance practices, and Quality Systems’ corporate governance practices are strongly pro-shareholder. For example, our governance structure includes an annually-elected Board, cumulative voting rights and rights of shareholders to call meetings and act by written consent, and the company has no “poison pill” rights plan. Our corporate governance provisions meet or exceed NASDAQ requirements, and all of our nominees, except for Mr. Cline (who is a current member of our management team), are independent under these criteria.

Now ask yourself: Who do you want to control the future of your investment in Quality Systems? A Board with a proven record of growing the company and providing value to shareholders, or a group of dissident nominees led by Mr. Hussein, who, in our opinion, has not made any significant contribution to developing the company’s strategy to date?

We believe the answer is very clear. Vote FOR our director nominees — Patrick Cline, Vincent Love, Russell Pflueger, Steven Plochocki, Sheldon Razin, George Bristol, Philip Kaplan and Robert Smith. Please sign, date and return the enclosed WHITE proxy card TODAY.

WE BELIEVE THAT MR. HUSSEIN’S ACTIONS ARE A SELF-SERVING ATTEMPT TO WREST CONTROL OF THE COMPANY WITHOUT PROVIDING SHAREHOLDERS ANY VALUE

With the company’s strategy in mind, the majority of the Board carefully considered and ultimately voted not to renominate Messrs. Ahmed Hussein, Ibrahim Fawzy and Edwin Hoffman as director candidates. In reaching this decision, the majority of the Board concluded that it could not support nominees whose past behavior and lack of a future vision had been inconsistent with the Board’s need to focus on growing the company and building shareholder value. We believe that:

Mr. Hussein has never articulated a plan: He has not articulated a strategy, or even participated meaningfully in developing the successful plan the company currently has underway. In fact, Mr. Hussein criticized management’s decision to acquire Clinitec and Micromed, which now operate as NextGen and account for more than 90% of Quality Systems’ revenues. He is now, in our opinion, asking shareholders to turn Board control over to a group of individuals who do not know your company’s business model and cannot tell you what they intend to do with your company or how they intend to create value.

Mr. Hussein wants to take control of the company without paying any premium to shareholders: We believe this amounts to a back-door raid on your company. Our cumulative voting policy will permit Mr. Hussein to keep his Board seat and participate in a manner commensurate with his ownership position, but he wants more. While owning less than 17% of our shares, Mr. Hussein apparently wants to control the majority of the Board, and therefore your company, without making any additional investment in the company or paying a control premium.

As a director, Mr. Hussein’s actions have focused on the continued pursuit of meritless corporate governance claims rather than Quality Systems’ businesses: Although the incumbent directors attempted to work with Mr. Hussein in the Boardroom, he has been unwilling to set aside historical grievances, and routinely consumes valuable Board time with unproductive dialogue about procedural matters or meritless accusations about corporate governance. He has also missed or boycotted several critical Board and committee meetings. In the opinion of the incumbent directors, his often disruptive demeanor and unfounded accusations have made it difficult for the Board to conduct critical business. In our opinion, Mr. Hussein has wasted countless hours of Board and management time airing petty grievances concerning procedural issues that have been found to be meritless after full consideration by our Board and/or third parties.

Consistent with this pattern, Mr. Hussein now proposes to amend our Bylaws in order to provide for a new definition of “independent director.” The Board believes that Mr. Hussein’s proposal lacks merit as a corporate governance measure and is principally motivated by Mr. Hussein’s desire to disproportionately increase Mr. Hussein’s influence on our Board while reducing the role that Mr. Razin may play on our Board. The Board believes that the Hussein proposal is not in the best interests of the Company and its shareholders and recommends a vote AGAINST the Hussein proposal.

Mr. Hussein’s history shows why he is ill-equipped to lead Quality Systems: Although Mr. Hussein holds himself out as a champion of corporate governance and shareholder value, his personal history, both at Quality Systems and at other companies, suggests otherwise. He has demonstrated a distinct preference for confrontation over collaboration. In the last five years, his relationship with Quality Systems has included three director election contests, a lawsuit filed against the company and an attempt to cause NASDAQ to investigate the company (which NASDAQ found to be unwarranted). Mr. Hussein also has been himself involved in other lawsuits and was sanctioned by the American Stock Exchange as a result of improper management of a client account while serving as a securities broker. Other than his participation on Quality Systems’ Board, we believe that Mr. Hussein has no meaningful management experience involving U.S. public companies or companies in the healthcare information services industry. We encourage our shareholders to closely examine Mr. Hussein’s history, as we believe it demonstrates that his skills, experience and temperament make him ill-equipped to lead our Board.

Send Mr. Hussein a message that you are tired of him squandering your money by launching what is now his third director election contest. We urge you to disregard any proxy card he may send you and to vote the enclosed WHITE proxy card today. If you have any questions or need assistance in voting your WHITE proxy card we encourage you to call our proxy advisers, MacKenzie Partners, Inc., Toll-Free at (800) 322-2885 or (212) 929-5500 or by email at qualitysystems@mackenziepartners.com

QUALITY SYSTEMS IS YOUR COMPANY AND THE FUTURE OF THIS SUCCESSFUL ENTERPRISE IS IN YOUR HANDS

SUPPORT A BOARD THAT HAS A DEMONSTRATED RECORD OF CREATING SUPERIOR LONG-TERM VALUE FOR SHAREHOLDERS

PROTECT THE VALUE OF YOUR INVESTMENT TODAY BY SIGNING, DATING AND RETURNING THE WHITE PROXY CARD TODAY

Thank you for your support. We look forward to communicating with you in the coming weeks.

Sincerely,

Patrick Cline	Philip Kaplan	Vincent Love	Russell Pflueger

Steven Plochocki	Sheldon Razin

Shareholders can vote by mail, telephone or internet by following the instructions on the enclosed WHITE proxy card.

If you have questions or need assistance voting your shares please contact:

105 Madison Avenue
New York, New York 10016
qualitysystems@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

Statements made in this letter, the proxy statements filed with the Securities and Exchange Commission (“Commission”), communications to shareholders, press releases and oral statements made by our representatives that are not historical in nature, or that state our or management’s intentions, hopes, beliefs, expectations or predictions of the future, may constitute “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements can often be identified by the use of forward-looking , such as “could,” “ should,” “will, ”  “will be,” “will lead,” “will assist, ” “intended,”  “ continue,” “believe,”  “may,” “ expect,” “hope, ” “anticipate,”  “goal,” “forecast,” “ plan, ” or “estimate” or variations thereof or similar expressions. Forward-looking statements are not guarantees of future performance.

Forward-looking statements involve risks, uncertainties and assumptions. It is important to note that any such performance and actual results, financial condition or business, could differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risk factors discussed under “Risk Factors” in our Annual Report on Form 10-K for fiscal year ended March 31, 2008, as well as factors discussed elsewhere in this and other reports and documents we file with the Commission. Other unforeseen factors not identified herein could also have such an effect. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time unless required by law. Interested persons are urged to review the risks described under “Risk Factors” and in “ Management ’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal year ended March 31, 2008, as well as in our other public disclosures and filings with the Commission.

On August 4, 2008, Quality Systems filed its definitive proxy statement and began the process of mailing its definitive proxy statement, together with a WHITE proxy card. Shareholders are strongly advised to read Quality System’s proxy statement as it contains important information. Shareholders may obtain an additional copy of Quality System’s definitive proxy statement and any other documents filed by Quality Systems with the Commission for free at the Internet website maintained by the Commission at www.sec.gov. Copies of Quality Systems proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at qualitysystems@mackenziepartners.com.